Exhibit 99.1

IMMEDIATE RELEASE

November 30, 2011

UNITED NATURAL FOODS, INC. ANNOUNCES

FIRST QUARTER FISCAL 2012 RESULTS

Q1 FISCAL 2012 NET SALES INCREASED BY 15.6% OVER Q1 FISCAL 2011 TO $1.2 BILLION

Highlights

•                  Net income of $15.2 million for the first quarter of fiscal 2012, or $19.4 million excluding restructuring and onboarding expenses

•                  Diluted EPS of $0.31 for the first quarter of fiscal 2012, or $0.40 excluding restructuring and onboarding expenses

Providence, Rhode Island — November 30, 2011 — United Natural Foods, Inc. (Nasdaq: UNFI) today reported that net sales for the first quarter of fiscal 2012 ended October 29, 2011 totaled $1.217 billion, an increase of 15.6%, or $164.5 million, over  the $1.053 billion in net sales recorded in the first quarter of fiscal 2011. Excluding the impact of sales related to the Company’s prior year acquisition of certain inventory and distribution assets of Whole Foods Market, Inc., which generated incremental net sales of approximately $25.4 million during the first quarter of fiscal 2012, first quarter fiscal 2012 net sales increased by 13.2%, or $139.1 million, to $993.6 million.

“Sales growth in the first quarter of fiscal 2012 was robust as we geared up for what we believe should be a strong holiday season.  We also successfully rolled out service to our newest national customer while maintaining high service levels to our broad customer base,” said Steven Spinner, President and Chief Executive Officer.

Gross margin was 17.8% for the first quarter of fiscal 2012, which represents a 44 basis point decline from gross margin of 18.3% for the first quarter of fiscal 2011.  Gross margin for the first quarter of fiscal 2012 was negatively affected by the continued shift in customer mix, and approximately $1.0 million in incremental inventory write-offs of products in certain categories. The Company’s gross margin during the first quarter of fiscal 2012 was also negatively affected by higher freight and service costs incurred, in part, due to the initial period of distribution to its newest national customer.

Total operating expenses increased by $28.4 million, or 17.4%, to $191.1 million, compared to the first quarter of fiscal 2011, which had operating expenses of $162.7 million.  Operating expenses for the first quarter of fiscal 2012 included expenses of approximately $6.9 million related to the previously announced restructuring and divestiture of the Company’s conventional non-foods and general merchandise lines of business and onboarding expenses related to the Company’s newest national customer.  Excluding these expenses, operating expenses as a percentage of net sales were 15.1% for the first quarter of fiscal 2012, a decrease of 33 basis points compared with the first quarter of fiscal 2011. Total operating expenses including the restructuring and onboarding expenses were 15.7% as a percentage of net sales for the first quarter of fiscal 2012, an increase of 24 basis points compared to the first quarter of fiscal 2011.  Share-based compensation expense increased $1.3 million to $3.9 million in the first quarter of fiscal 2012, compared to $2.7 million in the first quarter of fiscal 2011. The majority of this increase was due to a lower than expected forfeiture rate on restricted stock units that vested during the quarter.

Operating income as a percentage of net sales decreased to 2.1% for the first quarter of fiscal 2012 from 2.8% for the first quarter of fiscal 2011.  Excluding the approximately $6.9 million of restructuring and onboarding expenses noted above, operating income as a percentage of net sales was 2.7% for the first quarter of fiscal 2012.  Net income for the first quarter of fiscal 2012 decreased by $2.2 million, or 12.9%, to $15.2 million, or $0.31 per diluted share, from $17.4 million, or $0.39 per diluted share, for the first quarter of fiscal 2011.  Excluding the restructuring and onboarding expenses, earnings per diluted share were $0.40 for the first quarter of fiscal 2012.  In addition, earnings per diluted share compared to the prior year comparable quarter was affected by the dilutive impact from the Company’s equity offering completed late in the first quarter of fiscal 2011.

“We have continued to demonstrate our ability to build market share across channels through new customers and existing customer expansion,” added Mr. Spinner. “Looking forward, we’ll have an enhanced focus toward driving efficiencies and expense control as we continue to adapt to higher growth in lower margin customers.”

The following table details the amounts and effect of the restructuring and onboarding expenses and the reconciliation of net income, excluding the restructuring and onboarding expenses (Non-GAAP basis), to net income, including the restructuring and onboarding expenses (GAAP basis) for the quarter ended October 29, 2011:

Quarter Ended October 29, 2011

(in thousands, except per share data)	Pretax Income	Net of Tax	Per diluted share

Income, excluding restructuring and onboarding expenses:	$31,933	$19,352	$0.40

Special items — Income/(Expense):
Restructuring expenses related to divestiture	(5,345)	(3,239)	(0.07)
Onboarding expenses related to national customer	(1,577)	(956)	(0.02)

Income, including restructuring and onboarding expenses:	$25,011	$15,157	$0.31

All Non-GAAP numbers have been adjusted to exclude the restructuring and onboarding expenses.  A description of the Company’s use of Non-GAAP information is provided under “Non-GAAP Financial Measures” below.

Conference Call & Webcast

The Company’s first quarter fiscal 2012 conference call and audio webcast will be held at 10:00 a.m. EST on November 30, 2011.  The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.earnings.com or at the Investors section of the Company’s website at www.unfi.com.   The online archive of the webcast will be available on the Company’s website for 30 days.

About United Natural Foods

United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 60,000 products to more than 23,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 — 2010 as one of its “Most Admired Companies,” winner of the Supermarket News 2008 Sustainability Excellence Award, and recognized by the Nutrition Business Journal for its 2009 Environment and Sustainability Award.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(401) 528-8634	(212) 827-3772

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company’s filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission on September 28, 2011 and other filings the Company makes with the SEC, and include, but are not limited to, the Company’s dependence on principal customers; the Company’s sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company’s ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the resulting lower gross margins on these sales; the Company’s ability to timely and successfully deploy its new warehouse management system throughout its distribution facilities; increased fuel costs; the Company’s sensitivity to inflationary pressures; the relatively low margins and economic sensitivity of the Company’s business; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and related product distributors; and management’s allocation of capital and the timing of capital expenditures. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures:  To supplement its financial statements presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures (including operating expenses, operating income, net income and earnings per diluted share) which, in each case exclude expenses and associated with the restructuring and divestiture of the Company’s general merchandise and conventional non-foods lines of business and the start-up costs associated with the onboarding of the Company’s newest national customer.  The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its operating expenses, operating income, net income and earnings per diluted share for the first quarter of fiscal 2012 excluding these expenses facilitates making period-to-period comparisons and is a meaningful indication of its operating performance. The Company’s management utilizes this non-GAAP financial information to compare the Company’s operating performance during the 2012 fiscal year versus the comparable periods in the 2011 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands, except per share data)

	Three months ended
	October 29, 2011	October 30, 2010

Net sales	$1,217,428	$1,052,967
Cost of sales	1,000,315	860,635

Gross profit	217,113	192,332

Operating expenses	185,713	162,676
Restructuring and asset impairment	5,345	—
Total operating expenses	191,058	162,676

Operating income	26,055	29,656

Other expense (income):
Interest expense	1,073	1,386
Interest income	(170)	(208)
Other, net	141	(53)
Total other expense	1,044	1,125

Income before income taxes	25,011	28,531

Provision for income taxes	9,854	11,127

Net income	$15,157	$17,404

Basic per share data:
Net income	$0.31	$0.39

Weighted average basic shares of common stock	48,594	44,771

Diluted per share data:
Net income	$0.31	$0.39

Weighted average diluted shares of common stock	48,889	45,101

UNITED NATURAL FOODS, INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands, except per share data)

	October 29, 2011	July 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$17,016	$16,867
Accounts receivable, net	309,541	257,482
Notes receivable, trade, net	3,309	2,826
Inventories	649,026	514,506
Assets held for sale	2,557	—
Prepaid expenses and other current assets	27,319	30,788
Deferred income taxes	21,884	22,023
Total current assets	1,030,652	844,492

Property and equipment, net	281,573	285,151

Other assets:
Goodwill	193,836	191,943
Intangible assets, net	54,132	58,336
Notes receivable, trade, net	1,890	2,148
Other	18,514	18,918
Total assets	$1,580,597	$1,400,988

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$300,408	$217,074
Notes payable	185,460	115,000
Accrued expenses and other current liabilities	92,780	83,900
Current portion of long-term debt	46,272	47,447
Total current liabilities	624,920	463,421

Deferred income taxes	38,539	38,551
Other long-term liabilities	29,047	28,363
Long-term debt, excluding current portion	900	986
Total liabilities	693,406	531,321

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued and outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 48,770 issued and 48,753 outstanding shares at October 29, 2011; 48,520 issued and 48,493 outstanding shares at July 30, 2011	488	485
Additional paid-in capital	349,693	345,036
Treasury stock	(451)	(542)
Unallocated shares of Employee Stock Ownership Plan	(462)	(708)
Accumulated other comprehensive loss	2,232	4,862
Retained earnings	535,691	520,534
Total stockholders’ equity	887,191	869,667

Total liabilities and stockholders’ equity	$1,580,597	$1,400,988

UNITED NATURAL FOODS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three months ended
	October 29, 2011	October 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,157	$17,404
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,592	8,355
Share-based compensation	3,910	2,657
Excess tax benefits from share-based payment arrangements	(455)	(301)
Provision for doubtful accounts	1,296	216
Gain on disposals of property and equipment	(258)	(20)
Changes in assets and liabilities, net of acquisitions:

Accounts receivable	(54,108)	(36,802)
Inventories	(135,363)	(90,060)
Prepaid expenses and other assets	3,739	3,240
Notes receivable, trade	(225)	(1,131)
Accounts payable	52,539	50,598
Accrued expenses and other current liabilities	10,713	12,940
Net cash used in operating activities	(93,463)	(32,904)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(7,801)	(7,549)
Proceeds from disposals of property and equipment	277	20
Purchases of acquired businesses, net of cash acquired	(31)	(21,842)
Net cash used in investing activities	(7,555)	(29,371)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock	—	138,305
Net borrowings (repayments) under note payable	70,460	(96,425)
Increase in bank overdraft	31,029	18,326
Payment of employee restricted stock tax withholdings	(1,203)	(1,966)
Proceeds from exercise of stock options	1,756	1,910
Repayments of long-term debt	(1,261)	(1,257)
Tax benefits from equity awards	455	301
Net cash provided by financing activities	101,236	59,194

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(69)	(15)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	149	(3,096)
Cash and cash equivalents at beginning of period	16,867	13,802
Cash and cash equivalents at end of period	$17,016	$10,706

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$1,056	$1,259
Income taxes, net of refunds	$3,716	$2,516